Exhibit 99.1

Dermira Reports Fourth Quarter and Full Year 2014 Financial Results and Provides Corporate Update

DRM01 Phase 2b trial in acne to start April 2015

Conference call today at 4:30 p.m. Eastern Time

MENLO PARK, Calif., March 25, 2015 — Dermira, Inc. (NASDAQ: DERM), a specialty biopharmaceutical company focused on bringing innovative and differentiated products to dermatologists and their patients, today reported financial results for the quarter and year ended December 31, 2014 and provided an update on its clinical development programs and outlook for 2015. The company will host a webcast and conference call today at 4:30 p.m. ET/1:30 p.m. PT.

“Entering 2015 with a strengthened capital position and having added a number of key executives and directors, we are focused on developing our pipeline of late-stage, innovative and differentiated dermatology products,” said Tom Wiggans, chairman and chief executive officer of Dermira. “I am delighted with the progress we are making, particularly the positive Phase 2b results for DRM04 announced in February and the advancement of our CIMZIA program, in which all three of our Phase 3 clinical trials are underway. Looking forward, we eagerly anticipate the start of the Phase 2b trial in acne for DRM01 in April and intend to commence our Phase 3 program in hyperhidrosis for DRM04 in the second half of the year, subject to an end-of-phase 2 meeting with the FDA.”

Operational Highlights and Clinical Pipeline Update

•                  Presented Phase 2a clinical results for DRM01 in patients with acne at AAD. Data were recently presented from Dermira’s 108-patient, randomized, multi-center, double-blind, vehicle-controlled Phase 2a clinical trial, demonstrating statistical significance for DRM01 vs. vehicle in all primary efficacy endpoints widely accepted by clinicians and recommended by the U.S. Food and Drug Administration (FDA). These data were presented as part of the Late-Breaking Research in Dermatology Forums during the American Academy of Dermatology (AAD) Annual Meeting held March 20-24 in San Francisco. Dermira intends to commence a Phase 2b dose-finding trial in April 2015.

•                  Achieved positive Phase 2b results for DRM04 in hyperhidrosis. In February 2015, Dermira announced positive Phase 2b study results for DRM04, its proprietary topical anticholinergic product, in patients with axillary hyperhidrosis. Based on the results of this study (DRM04-HH02) and its first Phase 2b study (DRM04-HH01), Dermira intends to initiate a Phase 3 program for DRM04 in axillary hyperhidrosis in the second half of 2015, subject to an end-of-phase 2 meeting with the FDA.

•                  Initiated Phase 3 program for CIMZIA®, with UCB, in psoriasis. In January 2015, Dermira and UCB announced that the first patients had been dosed in the Phase 3 clinical program designed to evaluate the efficacy and safety of CIMZIA (certolizumab pegol) in adult patients with moderate-to-severe chronic plaque psoriasis. CIMZIA is not currently approved for the treatment of psoriasis by any regulatory authority worldwide. Dermira expects topline results from this program in 2017.

•                  Completed initial public offering. In October 2014, Dermira announced the pricing of its initial public offering (IPO) of 7,812,500 shares of common stock at a price to the public of $16.00 per share. Concurrent with the offering, Dermira also sold 468,750 shares of its common stock to UCB S.A. through a private placement at the IPO price. Proceeds from the IPO and private placement totaled $120.3 million, net of underwriting discounts and offering-related transaction costs.

Financial Highlights

Fourth Quarter 2014 Financial Results

•                  For both the quarter ended December 31, 2014 and the quarter ended December 31, 2013, Dermira reported a net loss of $6.7 million.

•                  Revenue for the quarter ended December 31, 2014 was $7.3 million. In December 2014, the first patient in the Phase 3 clinical program for CIMZIA was dosed. As a result, Dermira earned the first development milestone payment of $7.3 million in connection with its development and commercialization agreement with UCB. Dermira did not recognize any revenue for the quarter ended December 31, 2013.

•                  Total operating expenses for the quarter ended December 31, 2014 were $14.1 million as compared to $6.7 million for the fourth quarter of 2013.

•                  Research and development expenses for the fourth quarter of 2014 were $11.0 million compared to $5.5 million for the comparable prior-year period. This increase was primarily due to higher development costs for CIMZIA and increased headcount.

•                  General and administrative expenses for the fourth quarter of 2014 were $3.0 million compared to $1.2 million for the comparable prior-year period. This increase was primarily related to increased headcount and the costs associated with being a publicly traded company.

•                  As of December 31, 2014, Dermira had cash and cash equivalents and investments of $163.6 million, debt of $1.9 million, and 24.6 million common shares outstanding.

Full Year 2014 Financial Results

•                  For the year ended December 31, 2014, Dermira reported a net loss of $31.9 million compared to a net loss of $22.4 million for 2013.

•                  Revenue for the year ended December 31, 2014 was $7.3 million. Dermira did not record any revenue for the year ended December 31, 2013.

•                  Total operating expenses for 2014 were $39.0 million as compared to $22.3 million for 2013.

•                  Research and development expenses for 2014 were $30.7 million compared to $17.9 million for the prior year.

•                  General and administrative expenses for 2014 were $8.3 million compared to $4.4 million for the prior year.

2015 Key Milestones and Expectations

•                  Initiate DRM01 Phase 2b dose-finding trial in April 2015.

•                  Initiate DRM04 Phase 3 clinical program in the second half of 2015, pending the outcome of an end-of-phase 2 meeting with the FDA.

•                  Continue to enroll patients in all three trials, CIMPASI-1, CIMPASI-2 and CIMPACT, of the CIMZIA Phase 3 program.

•                  Management expects non-GAAP operating expenses for 2015, excluding the impact of stock-based compensation expense, to be in the range of $80-85 million and to have approximately $90 million in cash and cash equivalents and investments as of year-end 2015.

Conference Call and Webcast

Dermira management will host a webcast and conference call regarding this announcement at 4:30 p.m. ET/1:30 p.m. PT today. The live call may be accessed by dialing 877-359-9508 for domestic callers and 224-357-2393 for international callers. A live webcast and archive of the call will be available from the investor relations sections of the company website at www.dermira.com. A telephone replay of the call will be available by dialing 855-859-2056 for domestic callers or 404-537-3406 for international callers and entering the conference code: 6581763.

About Dermira

Dermira is a specialty biopharmaceutical company focused on bringing innovative and differentiated products to dermatologists and their patients. Dermira’s portfolio of five product candidates targets significant market opportunities and includes three late-stage product candidates, CIMZIA® (certolizumab pegol), in Phase 3 development in collaboration with UCB Pharma S.A. for the treatment of moderate-to-severe plaque psoriasis; DRM04, a topical treatment for hyperhidrosis; and, DRM01, a topical sebum inhibitor for the treatment of acne. Dermira is headquartered in Menlo Park, California. For more information, please visit www.dermira.com.

Use of Non-GAAP Measures

Dermira is providing non-GAAP operating expenses that do not include stock-based compensation expense. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with U.S. GAAP. Dermira’s management uses the non-GAAP information internally to evaluate its ongoing business, continuing operational performance and cash requirements, and believes the non-GAAP information is useful to investors as they provide a basis for evaluating Dermira’s cash requirements and additional insight into the underlying operating results and Dermira’s ongoing performance in the ordinary course of its operations.

This non-GAAP measure may be different from non-GAAP measures used by other companies. In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles. Dermira believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with its results of operations as determined in accordance with U.S. GAAP and that these measures should only be used to evaluate Dermira’s results of operations in conjunction with the corresponding GAAP measures.

Dermira excludes stock-based compensation expense from its non-GAAP operating expenses, which consists primarily of expenses for stock options under Accounting Standards Codification 718, Compensation—Stock Compensation. Dermira excludes stock-based compensation expense from its non-GAAP operating expense measure primarily because it is a non-cash expense that Dermira does not believe is reflective of ongoing operating results in the period incurred.

Forward-Looking Statements

The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are subject to the “safe harbor” created by those sections. This press release contains forward-looking statements that involve substantial risks and uncertainties, including with respect to timing and planned next steps in the clinical development of our product candidates, enrollment of the clinical trials, when the results of those trials will be available and management expectations for operating expenses and cash and cash equivalents and investments balances in 2015. These statements deal with future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to the outcomes of our clinical trials, our dependence on third-party clinical research organizations, manufacturers and suppliers, regulatory compliance with respect to the design and implementation of our clinical trials, our ability to obtain regulatory approval for our product candidates, the costs of our development programs and other operations, our ability to obtain necessary additional capital, market acceptance of our potential products, our ability to develop and maintain collaborations and license products and intellectual property, the impact of competitive products and therapies including generics and biosimilars, our ability to manage the growth and complexity of our organization, our ability to maintain, protect and enhance our intellectual property, and our ability to continue to stay in compliance with applicable laws and regulations. You should refer to the risks set forth in Part I, Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K and other filings the Company makes with the Securities and Exchange Commission from time to time for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

Dermira Contact

Andrew Guggenhime

Chief Operating Officer and Chief Financial Officer

650.421.7200

Investors@dermira.com

Investor Contact

Westwicke Partners

Robert H. Uhl

Managing Director

858.356.5932

robert.uhl@westwicke.com

Dermira, Inc.

Selected Consolidated Statements of Operations Data

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Collaboration revenue from a related party	$7,300	$—	$7,300	$—

Operating expenses:
Research and development (1)	11,034	5,540	30,710	17,937
General and administrative (1)	3,048	1,152	8,288	4,366
Total operating expenses	14,082	6,692	38,998	22,303
Loss from operations	(6,782)	(6,692)	(31,698)	(22,303)
Interest and other income (expense), net	125	(13)	7	(38)
Interest expense	(39)	(9)	(153)	(9)
Loss before taxes	(6,696)	(6,714)	(31,844)	(22,350)
Provision for income taxes	31	—	31	—

Net loss	$(6,727)	$(6,714)	$(31,875)	$(22,350)

Net loss per share, basic and diluted	$(0.29)	$(7.56)	$(4.96)	$(27.03)

Weighted-average common shares used to compute net loss per share, basic and diluted	22,822,844	887,946	6,426,022	826,757

(1) Amounts include stock-based compensation expense as follows:

Research and development	$400	$58	$836	$196
General and administrative	609	29	807	96
Total stock-based compensation expense	$1,009	$87	$1,643	$292

Dermira, Inc.

Selected Consolidated Balance Sheet Data

(in thousands)

	December 31,	December 31,
	2014	2013

Cash and cash equivalents and investments	$163,634	$22,144
Working capital	93,573	17,973
Total assets	178,221	26,871
Bank term loan, current and non-current	1,936	1,919
Convertible preferred stock	—	59,588
Additional paid-in capital	236,414	970
Accumulated deficit	(82,649)	(50,774)
Total stockholders' equity (deficit)	153,579	(49,803)